Exhibit 99(a)(3)

ARTICLES SUPPLEMENTARY

OHIO NATIONAL FUND, INC.

Ohio National Fund, Inc. a Maryland corporation registered as an open-end company under the Investment Company Act of 1940, as amended, hereby files these Articles Supplementary for record in connection with the classification of certain shares of its common stock.

FIRST: Pursuant to resolutions duly adopted at a meeting, the Board of Directors has renamed the following class of shares:

Current Name	New Name
ON Janus Henderson Forty Portfolio	ON Fidelity Institutional AM® Equity Growth Portfolio

Wherefore, Ohio National Fund, Inc. has caused these Articles Supplementary to be executed in Montgomery, Ohio, by its authorized officers this 19th day of July, 2023.

OHIO NATIONAL FUND, INC.

By:	/s/ Thomas G. Mooney	Attest:	/s/ Kimberly A. Plante
	Thomas G. Mooney, Interim President		Kimberly A. Plante, Secretary

STATE OF OHIO	)
) ss:
COUNTY OF HAMILTON	)

I hereby certify that on the 19th day of July, 2023, before me, the subscriber, a Notary Public of the State of Ohio in and for the County aforesaid, personally appeared Thomas G. Mooney, Interim President of Ohio National Fund, Inc., a Maryland corporation, and acknowledged the foregoing Articles Supplementary to be the act and deed of said corporation, and that the matters set forth in said Articles Supplementary with respect to authorization and approval are true to the best of his knowledge, information and belief.

WITNESS my hand and Notarial Seal the day and year last above written.

/s/ Timothy A. Abbott
Notary Public